Exhibit 99.1

For Immediate Release

Jason Macari, CEO of Summer Infant, Named Chairman of the Board

Woonsocket, RI, October 22, 2008 – Summer Infant, Inc. (“Summer Infant” or the “Company”) (Nasdaq: SUMR, SUMRW) today announced that Jason Macari, Chief Executive Officer of Summer Infant has been appointed Chairman of the Board of Summer Infant.  Mr. Macari replaces Dr. Marlene Krauss as Chairman of the Board following her resignation as a Director and the Chairman of the Board effective as of October 20, 2008.  The Company also announced that Bob Stebenne was approved as the new lead independent director.  The Board will immediately begin searching for an additional independent director.

“I am very excited about taking on the additional role of Chairman of the Board.  We would like to thank Dr. Krauss for her dedication and commitment to Summer Infant, as she has been a key resource in taking our Company to the next level,” commented Jason Macari, Chief Executive Officer and Chairman of the Board of Summer Infant.

“I am proud of Summer Infant’s significant accomplishments over the past year and a half as a public company,” stated Dr. Krauss.  “Now that KBL has successfully transitioned the company to the public markets and a sustainable growth path has been set, I decided to resign in order to focus on other business opportunities.  I am confident that the operational expertise and resources within the Company and the Board, led by Jason Macari, will continue to provide a solid foundation for building the business and executing the growth strategy in the years ahead.”

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a designer, marketer and distributor of branded durable juvenile health, safety and wellness products (for ages 0-3 years), which are sold principally to large U.S. retailers.  The Company currently sells proprietary products in a number of different categories, including nursery audio/video monitors, safety gates, durable bath products, bed rails, infant thermometers and related nursery, health and safety products, booster and potty seats, soft goods, bouncers, strollers, travel accessories, highchairs and swings.

Forward Looking Statements

Certain statements in this release that are not historical fact may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby.  These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believes,” “estimate” and similar expressions. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements.  Such factors include the concentration of the Company’s business with retail customers; the ability of the Company to compete in its industry; the Company’s dependence on key personnel; the Company’s reliance on foreign suppliers; the costs associated with pursuing and integrating strategic acquisitions; and other risks as detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and subsequent filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information contained in this presentation.

Contact:

Joe Driscoll

Chief Financial Officer

Summer Infant, Inc.

(401) 671-6922

or

Devlin Lander

Integrated Corporate Relations

(415) 292-6855